UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2012

OCLARO, INC.

(Exact name of Registrant as specified in its charter)

000-30684

(Commission file number)

Delaware	20-1303994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2560 Junction Avenue, San Jose, California 95134

(Address of principal executive offices, zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) On April 24, 2012, the Board of Directors (the “Board”) of Oclaro, Inc. (the “Company”), based on the recommendation of management and the concurrence of the Audit Committee of the Board, concluded that an error existed in the Company’s previously issued financial statements included in its Quarterly Reports on Form 10-Q for the fiscal quarters ended October 1, 2011 and December 31, 2011 (the “Quarterly Reports”). The financial statements included in the Quarterly Reports, including the calculation of the Company’s income tax provision, were prepared based on management’s determination of the existence of certain net operating loss carryforwards in a foreign jurisdiction. In July 2011, the Company received notice that these net operating loss carryforwards were subject to loss if not successfully appealed within 30 days. Subsequent to the Company’s filing of the Quarterly Reports, the Company determined that the net operating loss carryforwards in this foreign jurisdiction became fully impaired during the three months ended October 1, 2011, as this is the period the Company’s right to appeal their loss lapsed. With respect to the three months ended October 1, 2011, the effect of this impairment was to increase the Company’s income tax provision by $4.4 million, decrease its current deferred tax assets by $0.7 million, increase its income taxes payable by $3.5 million and increase its accumulated other comprehensive income by $0.3 million at October 1, 2011. The recognition of additional income tax provision due to the impairment increased the Company’s net loss by $4.4 million and increased its net loss per share to $0.29 per share for the three months ended October 1, 2011. With respect to the sixth months ended December 31, 2011, the effect of this impairment was to increase the Company’s income tax provision by $4.1 million, increase its income taxes payable by $3.8 million and increase its accumulated other comprehensive income by $0.3 million at December 31, 2011. The recognition of additional income tax provision due to the impairment increased the Company’s net loss by $4.1 million for the six months ended December 31, 2011 and decreased its net loss by $0.3 million for the three months ended December 31, 2011. The Company’s net loss per share increased to $0.91 per share for the six months ended December 31, 2011. The increase in net loss due to the impairment of such net operating loss carryforwards has been offset in the condensed consolidated statement of cash flows for each period by changes in operating assets and liabilities. There is no change to the Company’s net cash used in operating activities.

As a result of the foregoing, the Board concluded, based on the recommendation of management and the concurrence of the Audit Committee of the Board, that the previously issued financial statements included in the Quarterly Reports can no longer be relied upon. The Company will be amending and restating its consolidated financial statements by filing an amended Quarterly Report on Form 10-Q for the fiscal quarters ended October 1, 2011 and December 31, 2011. Management, the Audit Committee and the Board have discussed this matter with the Company’s independent registered public accounting firm.

Item 8.01.	Other Events.

On April 23, 2012, the Company received notification that early termination of the waiting period under the Hart-Scott-Rodino Act for the previously announced merger between the Company and Opnext, Inc. (“Opnext”) was granted by the Federal Trade Commission. Completion of the merger remains subject to the other conditions in the Agreement and Plan of Merger and Reorganization dated March 26, 2012, by and among Opnext, Tahoe Acquisition Sub, Inc., a newly formed wholly owned subsidiary of the Company, and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: April 25, 2012	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer